News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

First Quarter 2018 Financial and Operating Results

LEXINGTON, KY (May 9, 2018) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended March 31, 2018. For the quarter, the Partnership reported a net loss of $2.8 million and Adjusted EBITDA of $4.5 million, compared to a net loss of $2.0 million and Adjusted EBITDA of $4.8 million in the first quarter of 2017. Diluted net loss per common unit was $0.22 for the quarter compared to diluted net loss per common unit of $0.22 for the first quarter of 2017. Total revenues for the quarter were $54.8 million, with coal sales generating $54.3 million of the total, compared to total revenues of $51.5 million and coal revenues of $51.3 million in the first quarter of 2017. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions have been paid for common or subordinated units for the quarter ended March 31, 2018.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “We continued to produce positive financial results in the first quarter of 2018 with strong cash flow from operations that exceeded $8.3 million. Market demand has remained solid, especially in Central Appalachia, and met coal prices have held steady in the first part of this year. Our continued focus on direct relationships with international met coal customers has resulted in numerous spot sales in the first and second quarters of 2018. We expect these relationships will result in long-term sales agreements for our met coal that will provide us with potential financial upside for the remainder of 2018.

While we had positive results for the first quarter, we were adversely affected by weather conditions that caused delays in barging coal and poor rail service that affected our export shipments. The storms along the east coast created delays in getting vessels to port and created a backlog in rail service. Sales volumes were nearly 120,000 tons below forecast due to the items mentioned previously. We expect to catch up on our barge shipments in the second quarter at our Pennyrile operation and conversations with the railroads indicate that rail backlogs will be cleared by the end of the second quarter, which will help improve results for our NAPP and CAPP operations.

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Our three year financing agreement completed at the end of 2017 has provided us the financial stability to focus on our operations and concentrate on growing Rhino. Our new financing partner, Colbeck, coupled with the continued support of our sponsor, Royal Energy Resources, Inc. (OTCQB: ROYE), as well as our financial partner Yorktown Partners LLC, provides a solid foundation to expand our business through organic growth projects or potential acquisitions.

Our continued commitment to safety was recently evident as our Rob Fork processing facility won the 2017 Sentinels of Safety Award for Small Coal Processing. Our Rob Fork employees worked 19,789 hours without a reportable or lost time injury. In addition, our Tug Fork prep plant was the recipient of the 2017 West Virginia Joseph A. Holmes Safety Award. We are very proud of the employees that received these awards and we applaud their commitment to a safe working environment.

At our Central Appalachia operations, we have contracted for all of our 2018 projected steam coal production and we have a small amount of 2018 met coal tons remaining to be booked. We continue to execute various spot sales with international met coal customers at attractive prices and we have been negotiating with domestic utility and industrial customers for steam coal sales for 2019 and 2020. Our production at Pennyrile and Castle Valley are completely sold out for 2018. We have contracted with various utility customers for steam coal sales in 2019 and 2020 at both Pennyrile and Castle Valley and we are responding to multiple utility solicitations for two and three year sales contracts that could increase our contracted sales positions at these operations. In Northern Appalachia, our Hopedale operation is sold out for the remainder of 2018 and we are seeking additional multi-year sales agreements to increase our future contracted sales position at this operation.

Our positive financial results for the first quarter of 2018 despite reduced coal shipments shows our potential to bring value to our unitholders and we are confident the remainder of 2018 will be positive for Rhino.”

Coal Operations Update

Central Appalachia

●	Coal revenues were $30.9 million, versus $23.3 million in the prior year and $25.1 million in the prior quarter. The increase in revenue was primarily due to the increase in demand for met and steam coal tons sold from this region. Coal revenues per ton in the quarter was $67.43 versus $72.00 in the prior year and $67.60 in the prior quarter. Metallurgical coal revenue per ton in the quarter was $90.58 versus $84.82 in the prior year and $85.83 in the prior quarter. Steam coal revenue in the quarter was $47.43 per ton versus $52.31 in the prior year and $53.45 in the prior quarter. Sales volume was 458,000 tons in the quarter versus 324,000 in the prior year and 371,000 tons in the prior quarter.
●	Cost of operations per ton in the quarter was $58.67 versus $56.82 in the prior year and $50.85 in the prior quarter. The increase in cost per ton was primarily due to the increase in the price of diesel fuel in the current quarter compared to prior periods.

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Pennyrile

●	Pennyrile’s long-term sales contracts have committed sales of 1.3 million tons for full-year 2018, which represents Rhino’s total capacity at current production levels.
●	Sales volume was 300,000 tons, versus 341,000 in the prior year and 325,000 in the prior quarter. Barge shipments were lower in the first quarter of 2018 due to high water levels that delayed shipments.
●	For the first quarter, coal revenues per ton decreased to $38.67 compared to $49.32 in the prior year and $45.18 in the prior quarter due to lower contracted sales prices.
●	Cost of operations per ton was $40.01 versus $41.55 in the prior year and $39.39 in the prior quarter.

Rhino Western

●	Coal revenues per ton in the quarter was $35.95 versus $38.19 in the prior year and $36.49 in the prior quarter. Coal revenues per ton decreased year-over-year due to lower contracted prices for coal from our Castle Valley operation.
●	Sales volume was 224,000 tons versus 191,000 tons in the prior year and 282,000 tons in the prior quarter. The decrease in coal sales in the first quarter of 2018 compared to the prior quarter was due to lower customer demand for coal from our Castle Valley operation.
●	Cost of operations per ton was $26.87 versus $35.26 in the prior year and $29.17 in the prior quarter. The decrease in the cost of operations per ton was the result of lower operating costs.

Northern Appalachia

●	Sales volume was 90,000 tons, versus 91,000 tons in the prior year and 130,000 tons in the prior quarter. Sales were lower period-over-period due to decreased sales volumes from our Hopedale operation due to weak demand for coal from the Northern Appalachia region.
●	For the first quarter, coal revenues per ton was $41.14 versus $42.31 in the prior year $40.86 in the prior quarter. The decrease was the result of lower contracted sales prices at our Hopedale operation compared to the same period in 2017.
●	Cost of operations per ton was $57.21 compared to $49.42 in the prior year and $46.92 in the prior quarter. The increase was primarily due to an increase in maintenance costs and costs for outside services at our Hopedale operation.

Capital Expenditures

●	Maintenance capital expenditures for the first quarter were approximately $3.4 million.
●	Expansion capital expenditures for the first quarter were approximately $5.8 million.

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Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q2-Q4 2018		Year 2019		Year 2020
	Avg Price	Tons	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$40.40	1,530,882	$38.17	550,000	$39.22	550,000
Rhino Western	$34.77	766,580	$37.95	300,000	$37.95	300,000
Central Appalachia	$66.84	1,106,300	$-	-	$-	-
Total	$47.72	3,403,762	$38.09	850,000	$38.77	850,000

Evaluating Financial Results

Rhino management uses a variety of non-GAAP financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended March 31, 2018 included:

●	Adjusted EBITDA from continuing operations of $4.5 million and net loss from continuing operations of $2.8 million compared to Adjusted EBITDA from continuing operations of $4.7 million and a net loss from continuing operations of $1.9 million in the first quarter of 2017. Including net loss from discontinued operations of approximately $0.1 million, total net loss for the three months ended March 31, 2017 was $2.0 million while Adjusted EBITDA was $4.8 million. We did not incur a gain or loss from discontinued operations for the first quarter of 2018.
●	Basic and diluted net loss per common unit from continuing operations of $0.22 compared to basic and diluted net loss per common unit from continuing operations of $0.22 for the first quarter of 2017.

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●	Coal sales were 1.1 million tons, which was an increase of 13.3% compared to the first quarter of 2017, primarily due to increased sales from Central Appalachia operations.
●	Total revenues and coal revenues of $54.8 million and $54.3 million, respectively, compared to $51.5 million and $51.3 million, respectively, for the same period of 2017.
●	Coal revenues per ton of $50.60 compared to $54.15 for the first quarter of 2017, a decrease of 6.6%.
●	Cost of operations from continuing operations of $49.7 million compared to $43.2 million for the same period of 2017 as production was increased in the Central Appalachia region to meet the increase demand for met and steam coal during the first quarter of 2018. We also experienced a cost increase for diesel fuel at our Central Appalachia mining operations.
●	Cost of operations per ton from continuing operations of $46.29 compared to $45.68 for the first quarter of 2017, an increase of 1.3%.

Total coal revenues increased approximately 5.9% period-over-period primarily due to an increase in met and steam tons sold in Central Appalachia due to increased demand for met and steam coal from this region. Coal revenues per ton decreased primarily due to lower contracted sales prices during the first quarter of 2018 compared to the same period in 2017. Total cost of production increased by 14.8% during the first quarter of 2018 primarily due to an increase of $8.5 million in total cost of operations in Central Appalachia, which was also the result of increased production in Central Appalachia due to increase in demand for met and steam coal from this region.

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Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. For the quarter ended March 31, 2018, the Partnership had four reportable business segments: Central Appalachia, Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

(In millions, except per ton data and %)	First Quarter 2018	First Quarter 2017	% Change* 1Q18 / 1Q17
Central Appalachia
Coal revenues	$30.9	$23.3	32.7%
Total revenues	$31.0	$23.3	32.9%
Coal revenues per ton*	$67.43	$72.00	(6.3%)
Cost of operations	$26.9	$18.4	46.3%
Cost of operations per ton*	$58.67	$56.82	3.3%
Tons produced	0.407	0.331	22.9%
Tons sold	0.458	0.324	41.7%
Northern Appalachia
Coal revenues	$3.7	$3.9	(4.4%)
Total revenues	$4.1	$4.1	0.6%
Coal revenues per ton*	$41.14	$42.31	(2.8%)
Cost of operations	$5.1	$4.5	13.8%
Cost of operations per ton*	$57.21	$49.42	15.8%
Tons produced	0.107	0.095	12.2%
Tons sold	0.090	0.091	(1.7%)
Rhino Western
Coal revenues	$8.1	$7.3	10.4%
Total revenues	$8.1	$7.3	10.6%
Coal revenues per ton*	$35.95	$38.19	(5.9%)
Cost of operations	$6.0	$6.7	(10.6%)
Cost of operations per ton*	$26.87	$35.26	(23.8%)
Tons produced	0.270	0.187	44.9%
Tons sold	0.224	0.191	17.3%
Illinois Basin
Coal revenues	$11.6	$16.8	(30.9%)
Total revenues	$11.6	$16.8	(30.9%)
Coal revenues per ton	$38.67	$49.32	(21.6%)
Cost of operations	$12.0	$14.2	(15.2%)
Cost of operations per ton	$40.01	$41.55	(3.7%)
Tons produced	0.306	0.344	(10.9%)
Tons sold	0.300	0.341	(11.9%)
Other**
Coal revenues	n/a	n/a	n/a
Total revenues	$0.0	$0.0	(99.5%)
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$(0.3)	$(0.6)	(25.3%)
Cost of operations per ton	n/a	n/a	n/a
Total
Coal revenues	$54.3	$51.3	5.9%
Total revenues	$54.8	$51.5	6.3%
Coal revenues per ton*	$50.60	$54.15	(6.6%)
Cost of operations	$49.7	$43.2	14.8%
Cost of operations per ton*	$46.29	$45.68	1.3%
Tons produced	1.090	0.957	14.0%
Tons sold	1.072	0.947	13.3%

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* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Three months ended March 31, 2018	First Quarter 2017	% Change* 1Q18 / 1Q17
Met coal tons sold	212.5	195.9	8.5%
Steam coal tons sold	245.9	127.6	92.7%
Total tons sold	458.4	323.5	41.7%

Met coal revenue	$19,251	$16,617	15.9%
Steam coal revenue	11,662	6,674	74.7%
Total coal revenue	$30,913	$23,291	32.7%

Met coal revenues per ton	$90.58	$84.82	6.8%
Steam coal revenues per ton	$47.43	$52.31	(9.3%)
Total coal revenues per ton	$67.43	$72.00	(6.3%)

Met coal tons produced	126.5	181.0	(30.1%)
Steam coal tons produced	280.9	150.4	86.8%
Total tons produced	407.4	331.4	22.9%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

First Quarter 2018 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

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Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

###

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	March 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,991	$8,796
Restricted cash	3,728	7,116
Accounts receivable	17,117	20,386
Inventories	12,753	12,860
Advance royalties, current portion	286	495
Investment in available for sale securities	10,786	11,165
Prepaid expenses and other	2,485	2,891
Total current assets	52,146	63,709
PROPERTY, PLANT AND EQUIPMENT:
At cost, including coal properties, mine development and construction costs	450,424	440,843
Less accumulated depreciation, depletion and amortization	(267,522)	(263,520)
Net property, plant and equipment	182,902	177,323
Advance royalties, net of current portion	8,104	7,901
Deposit - Workers’ Compensation Program	5,209	-
Investment in unconsolidated affiliates	130	130
Restricted cash	-	5,209
Other non-current assets	28,546	28,508
TOTAL	$277,037	$282,780
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,866	$9,329
Accrued expenses and other	11,516	11,186
Accrued preferred distributions	300	6,038
Current portion of long-term debt	4,169	5,475
Current portion of asset retirement obligations	498	498
Total current liabilities	31,349	32,526
NON-CURRENT LIABILITIES:
Long-term debt, net	25,223	28,573
Asset retirement obligations, net of current portion	18,459	18,164
Other non-current liabilities	48,143	48,071
Total non-current liabilities	91,825	94,808
Total liabilities	123,174	127,334
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	127,125	130,233
General partner	8,842	8,855
Preferred partners	15,000	15,000
Investment in Royal common stock	(4,126)	(4,126)
Common unit warrants	1,264	1,264
Accumulated other comprehensive income	5,758	4,220
Total partners’ capital	153,863	155,446
TOTAL	$277,037	$282,780

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(in thousands, except per unit data)

	Three Months Ended March 31,
	2018	2017
REVENUES:
Coal sales	$54,272	$51,255
Freight and handling revenues	-	-
Other revenues	528	289
Total revenues	54,800	51,544
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	49,653	43,237
Freight and handling costs	904	595
Depreciation, depletion and amortization	5,427	5,507
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	2,696	3,039
Asset impairment and related charges	-	-
(Gain) on sale/disposal of assets, net	(2,937)	(34)
Total costs and expenses	55,743	52,344
(LOSS) FROM OPERATIONS	(943)	(800)
INTEREST AND OTHER (EXPENSE)/INCOME:
Interest expense and other	(1,884)	(1,155)
Interest income and other	6	-
Equity in net income/(loss) of unconsolidated affiliates	-	(4)
Total interest and other (expense)	(1,878)	(1,159)
(LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(2,821)	(1,959)
INCOME TAXES	-	-
NET (LOSS) FROM CONTINUING OPERATIONS	(2,821)	(1,959)
DISCONTINUED OPERATIONS
Net (Loss) from discontinued operations	-	(70)
NET (LOSS)	(2,821)	(2,029)

General partner’s interest in net (loss)/income:
Net (loss) from continuing operations	$(13)	$(13)
Net (loss) from discontinued operations	-	-
General partner’s interest in net (loss)	$(13)	$(13)
Common unitholders’ interest in net (loss):
Net (loss) from continuing operations	$(2,856)	$(2,795)
Net (loss) from discontinued operations	-	(64)
Common unitholders’ interest in net (loss)	$(2,856)	$(2,859)
Subordinated unitholders’ interest in net (loss):
Net (loss) from continuing operations	$(252)	$(268)
Net (loss) from discontinued operations	-	(6)
Subordinated unitholders’ interest in net (loss)	$(252)	$(274)
Preferred unitholders’ interest in net income:
Net income from continuing operations	$300	$1,117
Net income from discontinued operations	-	-
Preferred unitholders’ interest in net income	$300	$1,117
Net (loss) per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(0.22)	$(0.22)
Net (loss) per unit from discontinued operations	-	-
Net (loss) per common unit, basic	$(0.22)	$(0.22)
Subordinated units
Net (loss) per unit from continuing operations	$(0.22)	$(0.22)
Net (loss) per unit from discontinued operations	-	-
Net (loss) per subordinated unit, basic	$(0.22)	$(0.22)
Preferred units
Net income per unit from continuing operations	$0.20	$0.74
Net income per unit from discontinued operations	-	-
Net income per preferred unit, basic	$0.20	$0.74
Net (loss) per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$(0.22)	$(0.22)
Net (loss) per unit from discontinued operations	-	-
Net (loss) per common unit, diluted	$(0.22)	$(0.22)
Subordinated units
Net (loss) per unit from continuing operations	$(0.22)	$(0.22)
Net (loss) per unit from discontinued operations	-	-
Net (loss) per subordinated unit, diluted	$(0.22)	$(0.22)
Preferred units
Net income per unit from continuing operations	$0.20	$0.74
Net income per unit from discontinued operations	-	-
Net income per preferred unit, diluted	$0.20	$0.74

Weighted average number of limited partner units outstanding, basic:
Common units	12,994	12,906
Subordinated units	1,146	1,236
Preferred units	1,500	1,500
Weighted average number of limited partner units outstanding, diluted:
Common units	12,994	12,906
Subordinated units	1,146	1,236
Preferred units	1,500	1,500

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Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	First Quarter 2018	First Quarter 2017
Net (loss)/income from continuing operations	$(2.8)	$(1.9)
Plus:
Depreciation, depletion and amortization (DD&A)	5.4	5.5
Interest expense	1.9	1.2
EBITDA from continuing operations*	4.5	4.7
Adjusted EBITDA from continuing operations *	4.5	4.7
EBITDA from discontinued operations	-	0.1
Adjusted EBITDA*	$4.5	$4.8

* Totals may not foot due to rounding.

	Three Months Ended March 31,
($ in millions)	2018	2017
Net cash provided by operating activities	$8.4	$1.3
Plus:
Increase in net operating assets	-	3.5
Gain on sale of assets	2.9	-
Interest expense	1.9	1.2
Less:
Decrease in net operating assets	7.5	-
Amortization of advance royalties	0.3	0.3
Amortization of debt issuance costs	0.4	0.3
Amortization of common unit warrants	0.1	-
Loss on retirement of advanced royalties	0.1	0.1
Accretion on asset retirement obligations	0.3	0.5
EBITDA	$4.5	$4.8
Adjusted EBITDA	4.5	4.8
Less: EBITDA from discontinued operations	-	0.1
Adjusted EBITDA from continuing operations	$4.5	$4.7

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